Exhibit 10.2
AMENDMENT NO. 2 TO PROJECT AGREEMENT
FOR
KEYES, CALIFORNIA
ETHANOL PRODUCTION FACILITY

This Amendment No. 2 to Project Agreement (“Amendment”) is entered into as of this 9th day of March, 2011, by and between Cilion, Inc., a Delaware corporation (hereinafter “Landlord”), AE Advanced Fuels Keyes, Inc., a Delaware corporation (hereinafter “Project Company” or “Tenant”) and AE Advanced Fuels, Inc., a Delaware corporation (“Parent “Sub”), each of which are wholly-owned subsidiaries of AE Biofuels, Inc., a Nevada corporation (“Parent”).

RECITALS

A.           Landlord, Tenant and Parent entered into a Project Agreement dated December 1, 2009 (the “Project Agreement”) and entered into Amendment No. 1 to the Project Agreement on October 29, 2010.

B.           Landlord, Tenant and Parent entered into a Lease Agreement dated December 1, 2009 (the “Lease Agreement”), which was made a part of the Project Agreement, and entered into Amendment No. 1 to the Lease Agreement on October 29, 2010.

C.           In accordance with the Project Agreement, Parent (on behalf of Tenant) has agreed to complete certain Repair and Retrofit Activities with respect to the Keyes Plant.

D.           In order to finance the Repair and Retrofit Activities, Project Company has consummated a senior debt financing in the principal amount of four million five hundred thousand dollars ($4,500,000) with Third Eye Capital Corporation or its affiliates (the “Third Party Financing”).  Additional financing from Third Eye Capital and other parties is planned to fund additional Repair and Retrofit Activities and the restart of the plant.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged by each party, the parties hereby agree to the amendment of the Project Agreement as follows:

RECITALS

The 8th Whereas paragraph shall be amended as follows:

Line 3:  “thirty-six (36) months” shall be restated as “sixty (60) months”.

PLANT OPERATIONS

Section 5.3 shall be restated in full as follows:

“5.3           Lease of Keyes Plant.  Concurrently with the execution of this Amendment, the Project Company and Owner shall enter into an amendment to the Lease Agreement to extend the term of the Lease Agreement to sixty (60) months (the “Lease”).”

TERM AND TERMINATION

Section 9.4 shall be amended as follows:

Section 9.4(c) shall be amended and restated in full as follows:

“(c)  Purchase Price.  The purchase price (the “Purchase Price”) for the Owner or Keyes Plant Assets, as applicable, purchased by AE under this Section shall be the Offered Price, and the terms and conditions of the transferee shall be identical in all material respects to the Offer Terms (except that the Purchase Price shall be payable solely in cash).  If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration shall be determined as follows: (i)  for securities traded on a securities exchange or the NASDAQ Stock Market, the value shall be deemed to be the average of the closing price of the securities on such exchange or market over the 30 day period ending on the execution of an agreement with respect to such Change of Control or transfer of Keyes Plant Assets; (ii) for securities actively traded over the counter, the value shall be deemed to be the average of the closing bid prices over the 30 day period ending on the execution of an agreement with respect to such Change of Control or transfer of Keyes Plant Assets; or (iii) if there is no active public market , as determined in good faith by the Board of Directors of each of AE and Owner; provided such determination shall be made as expeditiously as possible.”

Section 9.4(h) shall be amended and restated in full as follows:

“(h)  Reimbursement by Owner.   In the event that AE does not exercise the rights of  first refusal set forth in Section 9.4 above after receipt of notice under Section 9.4(a), and Owner consummates a Change of Control or transfers the Keyes Plant Assets described in the ROFR Notice, then to the extent the Lease has not expired or has otherwise been terminated, Owner shall pay to AE an amount equal to: (i) one hundred percent (100%) of the Capital Expenditures, which amount shall in no event exceed $2,350,945, plus (ii) actual documented Startup Losses in an amount not to exceed two million dollars ($2,000,000), if any, plus (iii) an amount equal to eight percent (8%) of the total amounts set forth in (i) and (ii) above multiplied the actual number of years (or pro rated for any partial years) that have elapsed since the Lease Commencement Date to the date of the consummation of the Change of Control or the transfer of the Keyes Plant Assets.  Upon such payment, this Agreement and the Lease shall terminate and be null and void and the applicable provisions of Section 12.7 shall apply.”

Section 12.3 shall be restated in full as follows:

“12.3           Substantial Completion.  Owner may terminate this Agreement immediately by providing written notice to AE in the event that Substantial Completion has not occurred on or prior to March 31, 2011.”

The last sentence of Section 12.7 shall be amended by restating “one million six hundred thousand dollars” as “$2,350,945”.

REPAIR PLAN

The parties acknowledge and agree that the new Plant Repair Plan is attached hereto as Exhibit A.

NO MODIFICATION

Except as expressly provided herein, nothing contained herein shall be construed as a waiver, amendment, alteration or modification by Landlord of any covenant, term or provision of the Lease Agreement, the Project Agreement, or of any other contract or instrument among the parties hereto, and the failure of Landlord at any time or times hereafter to require strict performance by the Tenant, Parent-Sub or Parent of any provision thereof shall not waive, affect or diminish any right of Landlord to thereafter demand strict compliance therewith.  Landlord hereby reserve all rights granted under the Project Agreement and any other contract or instrument between the Landlord and the Tenant, Parent-Sub and Parent.

RELEASE

Release.  Although both Landlord, as a party to this Amendment, and the Tenant, Parent Sub or Parent, or any of their affiliates (collectively, the “AE Entities”), as a party to this Amendment,  regard their conduct as proper and do not believe that the other party has any claim, right, cause of action, offset or defense against the other party in connection with the execution, delivery, performance and administration of, or the transactions contemplated by, the Lease Agreement or the Project Agreement (collectively, the Transaction Agreements”), both parties as an inducement to enter into this Amendment and as consideration therefor, desire to eliminate any possibility that any past conduct, conditions, acts, omissions, events, circumstances or matters of any kind whatsoever could impair or otherwise affect any rights, interests, contracts or remedies of either party.  Therefore, the Landlord and each AE Entity unconditionally, freely, voluntarily and, after consultation with counsel and becoming fully and adequately informed as to the relevant facts, circumstances and consequences, jointly and severally releases, waives and forever discharges Landlord and each AE Entity, their respective officers, directors and employees from and against (a) any and all liabilities, indebtedness and obligations, whether known or unknown, of any kind whatsoever, (b) any legal, equitable or other obligations of any kind whatsoever, whether known or unknown, (c) any and all claims, whether known or unknown, under any oral or implied agreement with (or obligation or undertaking of any kind whatsoever of) which is different from or in addition to the express terms of the Transaction Agreements and (d) all other claims, rights, causes of action, counterclaims or defenses of any kind whatsoever, in contract or in tort, in law or in equity, whether known or unknown, direct or derivative, which such Landlord or any AE Entity or any predecessor, successor or assign might otherwise have against Landlord or any AE Entity or their respective officers, directors or employees on account of any conduct, condition, act, omission, event, contract, liability, obligation, demand, covenant, promise, indebtedness, claim, right, cause of action, suit, damage, defense, circumstance or matter of any kind whatsoever which existed, arose or occurred at any time prior to the Effective Date (as hereinafter defined).

Obligor Waiver and Indemnity.  To the extent any statute, doctrine or principle of law of any applicable jurisdiction might limit or restrict the effectiveness or scope of its release,  the Landlord and each AE Entity waives and releases (to the maximum extent permitted by law) any right or defense which it might otherwise have under any such statute, doctrine or principle of law restricting the right of any entity to release claims which such entity does not know or suspect to exist at the time of granting such release, which claims, if known, may have materially affected such entity’s decision to give such a release

CONDITIONS TO EFFECTIVENESS

This Amendment shall become effective (the “Effective Date”) only upon satisfaction of the following conditions on or prior to March 18, 2011.  If any of the conditions set forth herein are not satisfied in full by March 18, 2011, this Amendment shall be null and void and no longer in force or effect.

1.  Tenant shall have paid or cause to have been to Landlord the sum of $268,677.83 representing the insurance and other expenses due to Landlord;

2.  Tenant shall have paid or cause to have been to various vendors as outlined in the attached Exhibit B the sum of $478,137.67 representing invoiced services provided to the Project Company;

3.  Tenant shall have provided evidence reasonably satisfactory to Landlord that all outstanding payments and invoices owed to vendors, contractors and others providing services or repairs to the Leased Premises have been paid in full.

4.  The conditions to the effectiveness of Amendment No. 2 to the Lease Agreement dated as of the date hereof shall have been satisfied in full.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2 to Project Agreement the day and year first above written.

LANDLORD:

Cilion, Inc.,
a Delaware corporation

/s/ Kevin H Kruse
By:	Kevin H. Kruse
Title:	Chairman and Chief Executive Officer

TENANT:

AE Advanced Fuels Keyes, Inc.,
a Delaware corporation

/s/ Eric A McAfee
By:	Eric A. McAfee
Title:	Chairman and Chief Executive Officer

PARENT:

AE Biofuels, Inc.,
a Nevada corporation

/s/ Eric A McAfee
By:	Eric A. McAfee
Title:	Chairman and Chief Executive Officer

PARENT SUB:

AE Advanced Fuels, Inc.,
a Delaware corporation

/s/ Eric A McAfee
By:	Eric A. McAfee
Title:	Chairman and Chief Executive Officer